UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On September 16, 2014, Mr. Wise delivered the following letter to Forward's Board of Directors:
September 16, 2014

Mr. Frank LaGrange Johnson, Chairman
Board of Directors
Forward Industries, Inc.
477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401

Dear members of the Board,

Shortly after the abrupt firing of former Chief Financial Officer James McKenna, Forward was named in a lawsuit filed in United States District Court by Mr. McKenna delineating a number of deeply troubling instances of wrongdoing by officers of Forward that have "purposefully hindered" Mr. McKenna from adequately fulfilling his duties and obligations to Forward. Among these allegations were a number of violations of Forward's Code of Business Conduct and Ethics, including that Mr. McKenna's termination was predicated on a fabrication in an effort to avoid liability.

Having voiced my objections and voted against Mr. McKenna's termination at the special meeting of August 19, 2014, I am deeply concerned by these allegations, which could subject Forward to untold liability and cause harm to the Company's reputation and share value. Pursuant to my fiduciary obligations as a member of the Board of Directors, I demand a full, immediate, and independent investigation into Mr. McKenna's allegations, followed by a full and detailed written account of the investigation and its conclusions to the Board.  The investigation should comprehensively examine all of Mr. McKenna's contentions, including without limitation:

1.
The exclusion of Mr. McKenna from the decision to invest Forward funds with Mr. Johnson's private investment entity LaGrange Capital Administration, LLC ("LaGrange Capital"), and the subsequent investment strategy thereof;

2.	The failure to notify Mr. McKenna of an agreement executed between Mr. Johnson and Advanced Discovery, resulting in $155,000 of unaccrued expenses;

3.	The exclusion of Mr. McKenna from the decision regarding and terms of the Convertible Preferred Stock Issuance in 2013, resulting in a restatement of Forward’s second quarter 2014 results;

4.	The decision to rent office space from LaGrange Capital in 2014, despite having been advised against by Mr. McKenna for being fiscally irresponsible;

5.	The attempt to restrict Mr. McKenna from executing the Board-approved renewal of the sourcing agreement with Forward Industries Asia-Pacific Corporation (f/k/a Seaton Global Corporation).

6.
Robert Garrett's prevention of Mr. McKenna from apprising me of ongoing business strategies initiated by the Special Committee formed on May 28, 2014, including potential mergers and acquisitions and issuances of convertible preferred stock, despite exceeding said Special Committee's mandate and in spite of my entitlement as a director to material information to fulfill my own fiduciary duties to the Company;

7.	The exclusion of Mr. McKenna from an ongoing M&A search process;

8.	Mr. Garrett's prevention of Mr. McKenna from making corrective cost cutting actions in response to missing budget targets, despite these measures having been approved by the Board;

9.	The improper inclusion of Mr. McKenna in solicitation materials filed by Forward, despite his refusal to be named as a participant, and the subsequent refusal by Mr. Garrett to rectify the foregoing;

10.
The false and unauthorized filing of an “Application for Additional Shares Listing” form to NASDAQ under Mr. McKenna's name and office and the failure of the Board to provide a written investigation of the reported false filing; and

11.
The subsequent marginalization and threatened firing of Mr. McKenna for reporting the false and unauthorized filing, including circumventing Mr. McKenna by seeking financial information and explanations from Mr. McKenna’s subordinates.

Please respond by Monday, September 22, 2014.

Sincerely,

/s/Terence Bernard Wise

Terence Bernard Wise

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833